SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934


Filed by the Registrant

Check the appropriate box:
	Definitive proxy statement


		HORMEL FOODS CORPORATION

		(Name of Registrant as Specified in its Charter)

		L. D. GORDEN - DIRECTOR OF TAXES
		(Name of Person Filing Proxy Statement)

	(1) Title of each class of securities to which transaction applies:

		Not Applicable

	(2) Aggregate number of securities to which transaction applies:

		Not Applicable
	(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

		Not Applicable

	(4) Proposed maximum aggregate value of transaction:

		Not Applicable





HORMEL FOODS CORPORATION
AUSTIN, MINNESOTA



NOTICE OF ANNUAL MEETING OF STOCKHOLDERS





To The Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Hormel Foods Corporation, a Delaware corporation, will be held in the Richard L. Knowlton Auditorium of the Austin High School, Austin, Minnesota, on Tuesday, January 27, 1998, at 8:00 p.m. for the following purposes:

1.	To elect a board of 15 directors for the ensuing year.

2.	To vote on approval of the Company's Operators' Share Incentive
Compensation Plan to enable certain compensation paid under the Plan to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code.

3.	To vote on approval of the Company's Long-Term Incentive Plan to enable compensation paid under the Plan to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code.

4.	To vote on ratification of appointment, by the Board of Directors, of Ernst & Young as independent auditors for the fiscal year which will end October 31, 1998.

5.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed December 1, 1997, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.


By order of the Board of Directors



T. J. LEAKE
Secretary

December 30, 199

HORMEL FOODS CORPORATION
1 HORMEL PLACE
AUSTIN, MINNESOTA 55912








PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on January 27, 1998. The shares represented by the enclosed proxy will be voted in accordance with the stockholder's directions if the proxy is duly executed and returned prior to the meeting. If no directions are specified, the shares will be voted for the election of directors recommended by the Board of Directors, for the approval of the Company's Operators' Share Incentive Compensation Plan, for the approval of the Company's Long-Term Incentive Plan, and for the appointment of Ernst & Young as independent auditors for the next fiscal year. Any person giving a proxy may revoke it at any time before it is exercised by contacting the Secretary of the Company.

The expenses of soliciting proxies will be paid by the Company. If it appears necessary or advisable, proxies may be solicited at Company expense personally, or by telephone or telecopy, by directors, officers and other employees who will not receive additional compensation. The Company will also reimburse brokerage firms, and other custodians, nominees and fiduciaries, for their reasonable out-of-pocket expenses in sending proxy materials to beneficial owners. Your cooperation in promptly signing and returning the enclosed proxy will help to avoid additional expense.

The Company had 75,776,510 shares of Common Stock outstanding as of December 1, 1997. Each share of stock is entitled to one vote. The Company has no other class of shares outstanding. Only common stockholders of record at the close of business as of December 1, 1997, are entitled to notice of, and to vote at, the Annual Meeting of Stockholders. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Shares represented by abstentions are counted in the same manner as shares submitted with a "withheld" or "no" vote in tabulations of the votes cast on proposals presented to stockholders, whereas shares represented by broker nonvotes are deemed not present, and therefore, not counted for purposes of determining whether a proposal has been approved. This proxy statement and form of proxy are being mailed to stockholders on or about December 30, 1997.


STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

Any stockholder intending to present a proposal at the Annual Meeting of Stockholders to be held in 1999 must arrange to have the proposal delivered to the Company not later than September 1, 1998, in order to have the proposal considered for inclusion in the proxy statement and the form of proxy for that meeting.

Additionally, the Company's Bylaw 5 provides certain requirements which must be met in order for a stockholder to bring any business or nominations for election as Directors for consideration at the annual meeting of stockholders, whether or not the business or nomination is requested to be included in the proxy statement and proxy. Those requirements include a written notice to the Secretary of the Company to be received at the Company's principal executive offices at least ninety
(90) days before the date that is one year after the prior year's annual meeting. For business or nominations intended to be brought to the Annual Meeting of Stockholders to be held in 1999, that date is October 29, 1998.


ELECTION OF DIRECTORS

It is intended that the persons named as proxies in the enclosed proxy will vote for the election of the 15 nominees named below to hold office as directors until the next Annual Meeting of Stockholders and until their successors are elected and qualify. In the event any of such nominees should become unavailable for any reason, which the Board of Directors does not anticipate, it is intended that the proxies will vote for the election of such substitute persons, if any, as shall be designated by the Board of Directors. Directors are elected by a plurality of the votes cast. The fifteen candidates receiving the highest number of votes will be elected.



NOMINEES FOR DIRECTORS


		Principal	Year
		Occupation	First
 		and Five Year	Became a
Name	Age	Business Experience	Director

JOHN W. ALLEN, Ph.D.	67	Professor and Director of the Food Industry
Alliance,	1989
		Michigan State University

JOHN R. BLOCK	62	President, Food Distributors International; Farming
	1997
		Partnership with father and son; Former United States
		Secretary of Agriculture

ERIC A. BROWN*	51	Group Vice President Prepared Foods Group since
1997; 	1997
		Senior Vice President, Meat Products 1993 to 1997;
		Vice President, Grocery Products 1987 to 1993

JAMES W. COLE*	63	Group Vice President, Foodservice Group	1990

WILLIAM S. DAVILA	65	President Emeritus of The Vons Companies,
Inc. 	1993

DAVID N. DICKSON*	54	Group Vice President, International and
Corporate	1990
		Development

E. PETER GILLETTE, JR.	63	President, Piper Trust Company since 1995;
	1996
		Commissioner of Minnesota's Department of Trade and Economic Development from 1991 to 1995;
		Former Vice Chairman, Norwest Corporation

LUELLA G. GOLDBERG	60	Trustee Emerita, Wellesley College; Director,
Minnesota 	1993
		Orchestral Association; Chair, Board of Trustees, University of Minnesota Foundation; Member, Board of Overseers,
		University of Minnesota Carlson School of Management;
		Acting President, Wellesley College, July 1, 1993 to
		October 1, 1993; Trustee, Wellesley College, 1978 to 1996;
		Chair, Board of Trustees, Wellesley College, 1985 to 1993

DON J. HODAPP*	59	Executive Vice President and Chief Financial Officer
	1986

JOEL W. JOHNSON*	54	Chairman, President and Chief Executive
Officer 	1991
		since 1995; President and Chief Executive Officer, 1993 to 1995; President and Chief Operating Officer, 1993; President, 1992 to 1993

GERALDINE M. JOSEPH	74	Chair, Advisory Committee, Hubert H.
Humphrey Institute 	1974-1978
		of Public Affairs; Director, Minnesota International
		Center; Senior Fellow Emerita, Hubert H. Humphrey 	1981
		Institute of Public Affairs; Director, German Marshall
		Fund of the U.S., 1989 to 1997; Former United States Ambassador to the Netherlands

STANLEY E. KERBER*	60	Group Vice President, Meat Products Group
	1990

JOSEPH T. MALLOF	46	President, North American Consumer
Products, S.C.  	1997
		Johnson & Son, Inc. 1997 to present; Executive Vice President, North American Consumer Products, S.C. Johnson & Son, Inc. 1995-1997; Vice President and General Manager, Laundry and Paper Products, Japan, Procter & Gamble, Inc. 1991-1995

GARY J. RAY*	51	Executive Vice President of Operations	1990

ROBERT R. WALLER, M.D.	60	Professor of Ophthalmology, Mayo
Medical School; 	1993
		President and Chief Executive Officer, Mayo Foundation; Executive Committee Chair, Board of Trustees,
		Mayo Foundation; Chair, Mayo Foundation
		for Medical Education and Research

*Messrs. Brown, Cole, Dickson, Hodapp, Johnson, Kerber, and Ray are members of the Executive Committee of the Board of Directors.

Dr. Allen is a member of the Board of Directors of Alliance
Associates, Inc., Coldwater, Michigan, and Brooks Beverage Management, Inc., Holland, Michigan.

Mr. Block is a member of the Board of Directors of Deere & Company, Moline, Illinois, and Archer-Daniels-Midland Company, Decatur, Illinois.

Mr. Davila is a member of the Board of Directors of Wells Fargo Bank, San Francisco, California, and Pacific Gas and Electric, San Francisco, California.

Mrs. Goldberg is a member of the Board of Directors of Reliastar
Financial Corporation, TCF Financial Corporation, and Piper Funds
Complex, all of Minneapolis, Minnesota, and of Communications Systems, Inc., Hector, Minnesota.

Mr. Johnson is a member of the Board of Directors of Meredith
Corporation, Des Moines, Iowa, and Ecolab Inc., St. Paul, Minnesota.

No family relationship exists between any of the nominees for director of the Company.


COMPENSATION OF DIRECTORS

Directors who are not employees of the Company receive a retainer of $23,000 and $1,200 for attendance at each Board Meeting. In addition, a fee of $1,000 is paid for attendance at committee meetings. The Chairpersons of the Audit, Compensation, and Nominating Committees each receive an additional $2,000 per year. Additionally, each February 1, each nonemployee director receives a grant of 1,000 options with an exercise price equal to the fair market value of one share of Common Stock on the date of grant, and an award of $5,000 worth of Restricted Shares. Directors who are employees of the Company receive $100 for each Board Meeting they attend, which has remained unchanged since 1934.


COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

The Board of Directors met seven times during the last fiscal year. Six of these meetings were regular, scheduled meetings, and one was a special meeting.

The Company has Audit, Personnel, Compensation, Nominating, and
Employee Benefits Committees of the Board of Directors.

The Audit Committee members are Mrs. Joseph, Chairperson, Dr. Allen,
Mr. Davila, and Mr. Block. The Committee met three times during the last fiscal year. The Audit Committee reviews the arrangement and scope of the audit, reviews the activities and recommendations of the Company's internal auditors, considers comments by the independent accountants with respect to the adequacy of internal control procedures and the consideration given or the corrective action taken by management, reviews internal accounting procedures and controls with the Company's financial and accounting staff and reviews nonaudit services provided by the Company's independent accountants.

The Company has a Personnel Committee consisting of Mr. Johnson,
Chairperson, Dr. Allen, Mr. Mallof, and Dr. Waller. This Committee deals, among other things, with matters of management positions and the succession of management. The Committee met once during the last fiscal year.

The Company has a Compensation Committee consisting of Mr. Davila, Chairperson, Mr. Gillette, and Mr. Mallof. The primary function of this Committee is to establish compensation arrangements for all officers of the Company and other senior management personnel. The Committee met four times during the last fiscal year.

The Company has a Nominating Committee, consisting of Dr. Waller, Chairperson, Mr. Block, Mrs. Goldberg, Mr. Johnson, and Mrs. Joseph. Board of Directors nominees are proposed by the Nominating Committee, which will consider nominees recommended by stockholders. Stockholder recommendations should be sent to the Secretary of the Company for forwarding to the Nominating Committee. The Committee met six times during the last fiscal year.

The Company has an Employee Benefits Committee, consisting of Mr. Hodapp, Chairperson, Mr. Dickson, Mr. Gillette, and Mrs. Goldberg. The Committee oversees the Company's benefit policies, the investment management of pension funds, the adequacy of benefit reserves and controls, and compliance with pertinent laws and regulations. The Committee met three times during the last fiscal year.


PRINCIPAL SHAREHOLDERS

Information as to the persons or groups known by the Company to be beneficial owners of more than five percent of the Company's voting securities, as of October 25, 1997, is shown below:

	Name and Address	Amount	Percent
Title of Class	of Beneficial Owner	Beneficially Owned	of Class

Common Stock	The Hormel Foundation (1)	32,031,361	42.27%
	501 16th Avenue NE
	Austin, MN 55912


(1)	The Hormel Foundation holds 2,541,331 of such shares as
individual owner and 29,490,030 of such shares as trustee of various trusts. The Hormel Foundation, as trustee, votes the shares held in trust. The Hormel Foundation has a remainder interest in all of the shares held in trust. The remainder interest consists of corpus and accumulated income in various trusts which are to be distributed when the trusts terminate upon the death of designated beneficiaries, or upon the expiration of twenty-one years after the death of such designated beneficiaries.

	The Hormel Foundation was converted from a private to a public foundation on December 1, 1980. The Certificate of Incorporation and Bylaws of the Foundation provide for a Board of Directors, a majority of whom represent nonprofit agencies to be given support by the Foundation. Each member of the Hormel Foundation has equal voting rights.

	Members of The Hormel Foundation are: Chairman, Richard L. Knowlton, retired Chairman of the Board of Hormel Foods; Jerry A. Anfinson, Certified Public Accountant, Austin; Mahlon S. Krueger, United Way of Mower County, Inc.; Donald R. Brezicka, St. Olaf Hospital Administrator, representing the St. Olaf Hospital Association, Austin; Don J. Hodapp, Executive Vice President and Chief Financial Officer of Hormel Foods; Kermit F. Hoversten, Attorney, representing the City of Austin; William R. Hunter, retired Executive Vice President of Hormel Foods; James G. Huntting, Jr., retired President of Huntting Elevator Company of Austin; Joel W. Johnson, Chairman, President and Chief Executive Officer of Hormel Foods; James R. Mueller, Executive Director, Cedar Valley Rehabilitation Workshop, Inc., Austin; J. Doug Myers, representing the Austin Public Education Foundation Inc.; Raymond B. Ondov, Attorney, Austin; Mark
T. Bjorlie, Executive Director, Young Men's Christian Association, Austin; Gary J. Ray, Executive Vice President of Hormel Foods; H. O. Schmid, Director, Hormel Institute, Austin, representing the University of Minnesota; Robert J. Thatcher, retired Treasurer of Hormel Foods, representing the Austin Community Scholarship Committee; and Ed C. Wilson, Jr., Officer in Charge, The Salvation Army of Austin.


SECURITY OWNERSHIP OF MANAGEMENT

Information as to beneficial ownership of the Company's equity securities by directors, nominees, and executive officers of the Company as of October 25, 1997, is shown below:

	Name of	Amount	Percent
Title of Class	Beneficial Owner	Beneficially Owned (1)	of Class

Common Stock	John W. Allen (2)	9,104	*

Common Stock	John R. Block	360	*

Common Stock	Eric A. Brown (2) (3) (5)	125,731	*

Common Stock	James W. Cole (2) (5)	133,296	*

Common Stock	William S. Davila (2)	11,632	*

Common Stock	David N. Dickson (2) (5)	79,422	*

Common Stock	E. Peter Gillette, Jr. (2)	2,710	*

Common Stock	Luella G. Goldberg (2)	12,769	*

Common Stock	Don J. Hodapp (2) (3) (4) (5)	226,776	*

Common Stock	Joel W. Johnson (2) (4) (5)	327,882	*

Common Stock	Geraldine M. Joseph (2) (3)	9,569	*

Common Stock	Stanley E. Kerber (2) (3) (5)	158,953	*

Common Stock	Joseph T. Mallof	-0-	*

Common Stock	Gary J. Ray (2) (3) (4) (5)	201,813	*

Common Stock	Robert R. Waller, M.D. (2)	6,120	*

Common Stock	All Directors and Executive (6)	2,116,459	2.73%
	Officers as a Group

(1)	Except as otherwise indicated and subject to applicable
community property and similar statutes, the persons listed as beneficial owners of the shares of the Company's Common Stock have sole voting and investment power with respect to said shares. Holdings are rounded to the nearest full share.

(2)	The total number of shares of the Company's Common Stock
beneficially owned by the following persons includes the following number of shares subject to immediately exercisable options: Mr. Allen - 6,000; Mr. Brown - 95,000; Mr. Cole - 115,000; Mr. Davila -
5,000; Mr. Dickson - 65,000; Mr. Gillette - 1,000; Mrs. Goldberg - 4,000; Mr. Hodapp - 154,000; Mr. Johnson - 310,000; Mrs. Joseph -
6,000; Mr. Kerber - 95,000; Mr. Ray - 154,000; and Dr. Waller -
5,000.

(3)	The total number of shares of the Company's Common Stock
beneficially owned by the following nominees for election as directors includes the following number of shares of the Company's Common Stock beneficially owned by members of their respective households: Mr. Brown - 1,100; Mr. Hodapp - 19,069; Mrs. Joseph - 19; Mr. Kerber - 30,000; and Mr. Ray - 1,141.

(4)	Does not include any shares owned by The Hormel
Foundation, of which Mr. Johnson, Mr. Ray, and Mr. Hodapp are members.

(5)	Shares listed as beneficially owned include, where
applicable, shares allocated to participants' accounts under the Hormel Tax Deferred Investment Plan 401(k)A and the Company's
Founders' Fund Plan, and a pro-rata share of unallocated shares held in the Company's Joint Earnings Profit Sharing Trust for the benefit of participants.

(6)	As of October 25, 1997, all directors and executive
officers as a group owned beneficially 1,608,000 shares subject to immediately exercisable options. Shares listed as beneficially owned include, where applicable, shares allocated to participants' accounts under the Hormel Tax Deferred Investment Plan 401(k)A and the Company's Founders Fund Plan and a pro-rata share of unallocated shares held in the Company's Joint Earnings Profit Sharing Trust for the benefit of participants.

*	Less than one percent.


EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

The Compensation Committee (the "Committee") consists exclusively of nonemployee directors, and is responsible for setting and administering the policies that govern the compensation of executive officers of the Company, including the five executive officers named in this proxy statement. The Committee also administers the Company's stock option plans, Operators' Share Incentive Compensation Plan, and Long-Term Incentive Plan.


Philosophy/Objectives

The Committee's objective is to attract and retain the most highly qualified executive officers in a manner which provides incentives to create stockholder value. This objective is accomplished by establishing compensation which is calculated to attract and retain the best management talent available while at the same time providing both significant risk and opportunity for reward based on Company performance.

Executive officer Annual Compensation as related in the Summary Compensation Table on page 11 consists of salary and formula bonus determined by Company earnings under the Company's Operators Share Incentive Compensation Plan. Long Term Compensation is provided by stock options and restricted shares which provide longer term compensation opportunities based on increases in the value of the Companys stock, and, subject to stockholder approval, Long Term Incentive Compensation will be provided by the Long Term Incentive Plan discussed at page 18. In its considerations, except as noted below, the Committee does not assign quantitative relative weights to different factors or follow mathematical formulae. Rather, the Committee exercises its discretion and makes a judgment after considering the factors it deems relevant. The Committee believes that it has set compensation at appropriate levels which reflect each executives contribution to achieving the Companys goals and in a manner that ties the executives earning opportunity to the welfare of the Companys stockholders.

In the Committees view, it is in the Companys best interest to offer compensation opportunities which enable the Company to compete with other American industrial companies for the most effective talent available. However, it is also the Committees view that such opportunities should involve compensation which is significantly at risk to the fortunes of the Company. For that reason, while total
Annual Compensation is targeted to place an executives total compensation at the 75th percentile of the compensation reported by a consultant retained by the Company as described below, the proportion of formula bonus in the compensation mix will generally increase as the executive officers responsibilities and compensation increase. In the case of the five executive officers named in the Summary Compensation Table, the at risk formula bonus exceeds salary for each of the reported years.

Executive Officer Annual Compensation: Salary and Operators Share
Incentive Plan

Salary is the weekly cash payment which is assured to the executive officer as part of the employment relationship.

The formula bonus determined by Company earnings under the Companys Operators Share Incentive Compensation Plan, variations of which have been used by the Company for many years, and which is now being submitted to the stockholders for their approval in order to obtain a tax benefit for the Company (see the section beginning on page 16), is an amount equal to the after tax earnings per share reported by the Company at fiscal year end on the Companys Common Stock multiplied by a designated number of assumed shares (Operators Shares). Operators Shares do not constitute any form of equity ownership in the Company, and are limited to a method for calculating compensation.

The level of salary and number of Operators Shares is determined annually in the following manner in the case of each executive officer.

Each executive officer position has been rated based on evaluation criteria provided by Hay Consulting Group, an independent nationally recognized management compensation firm (Consultant). The Consultant has rated the Chief Executive Officer (CEO) position and, with input from the CEO, has rated the major officer positions reporting directly to the CEO, including all executive officers named in the Summary Compensation Table. Other executive positions within the Company are rated by a job evaluation committee currently comprising the CEO, the Companys two Executive Vice Presidents, and the Companys Vice President of Human Resources, utilizing the Consultant as a resource.

The ratings of each executive officer position are a measurement of job content expressed in numerical points, measuring qualitative attributes of the position using a methodology developed by the Consultant. The Consultant annually assigns a range of compensation values to those numerical ratings using Consultants data base drawn from surveys of several hundred American companies in a variety of industries. The Committee has determined that it is appropriate and in the Companys best interest to set the policy guideline for Company compensation at the 75th percentile of the range of compensation provided by the Consultant for a given numerical rating. Once the level of compensation is established, the appropriate amount is provided through a combination of salary and Operators Shares. A significant percentage of that compensation for all executive officers is provided by awarding Operators Shares. For purposes of determining the number of Operators Shares to be awarded, Operators Shares are valued based on a three year average of Company earnings. The basic concept underlying Operators Shares has been used by the Company since 1932 as a significant component of executive compensation. Compensation from Operators Shares exceeded salary for each executive officer named in the Summary Compensation Table in each of the past three fiscal years.

In addition to the salary and Operators Shares described above, Annual Compensation has in past years included a discretionary cash bonus proposed by the CEO for a small group of executive officers which the Committee has the authority to accept or reject, and a bonus provided by the Committee for the CEO. This discretionary bonus has been discontinued effective fiscal year 1996 in the expectation that, subject to stockholder approval, it will be superceded by the Long Term Incentive Plan described below.


Executive Officer Long-Term Compensation: Stock Option Plan and Long-Term Incentive Plan

Acting as the Committee administering the Companys 1991 Key Employee Stock Option and Award Plan, the Committee reviews recommendations from the CEO for the grant of options or Restricted Shares to executive officers (other than the CEO) and other eligible recommended employees. There were no option grants in fiscal year 1997. The Committees determination of option grants in past years reflected in the Summary Compensation Table took into consideration the executive officers past grants, compensation level, contributions to the Company during the last completed fiscal year, and potential for contributions in the future. (No Restricted Shares were awarded during fiscal year 1997.)

Options are granted at the market price of the Company stock at date of grant, and provide compensation to the optionee only to the extent the market price of the stock increases between the date of grant and the date the option is exercised. Options are intended to provide long term compensation tied specifically to increases in the price of the Companys stock.

The total number of options granted in each year, which may vary from year to year, bears a general relationship to the total number of options authorized by the Companys stockholders divided by the number of years in the term of the Plan under which the options are awarded. While options are generally awarded based on the influence an executive position is considered by the Committee to have on stockholder value, the number of options awarded may vary up or down from prior year awards based on the level of an individual executive officers contribution to the Company in a particular year, based on the recommendation of the CEO.

Effective from November 1, 1996, and subject to the approval of the Companys stockholders at this Annual Meeting, Company executive officers will be eligible to participate in a new cash incentive plan, the Hormel Foods Corporation Long-Term Incentive Plan. (See the description of the Long-Term Incentive Plan beginning on page 18). This Plan is designed to provide a small group of key employees selected by the Committee with an incentive to maximize stockholder value. In selecting participants, and the amount of cash incentive which can be earned by each participant, the Committee takes into account the nature of the services rendered by the employee, his or her present and potential contributions to the success of the Company and such other factors as the Committee deems relevant.

Under the Long-Term Incentive Plan the Committee sets specific performance goals, which are based on cumulative total return to stockholders. Performance of the goals is expected to be measured over three years, but in no case less than 24 months, and is expected to be ranked against a peer group of companies selected by the Committee. The first awards under this Plan were made for an approximately three year performance period commencing November 1, 1996, and ending on the tenth day on which shares are traded on the New York Stock Exchange following October 30, 1999. At the end of the performance period, payment will be made for attainment of the specified goals based on the increase or decrease in market value of the Company stock, together with dividends deemed reinvested, during the performance period ranked against the peer group companies. These goals are described in more detail in the description of the Long-Term Incentive Plan, under the heading Award Formula, Business Criteria beginning on page 18.


Chief Executive Officer Compensation

The cash compensation of the CEO is established by the Committee in generally the same way as cash compensation is determined for other executive officers, and the Committee employs generally the same criteria for option grants and Restricted Share awards as apply to other executive officers, taking into consideration the CEO's responsibility for the total enterprise. Based on information received from Hay Consulting Group, rating Mr. Johnson's position and comparing his annual cash compensation to cash compensation received by individuals in other companies in similar positions, the Committee awarded Mr. Johnson a salary increase of $1,000 per week and an increase of 25,000 Operators' Shares in fiscal year 1997. The Committee did not grant Mr. Johnson any stock options or award Mr. Johnson any Restricted Shares in fiscal year 1997. While the salary component of Mr. Johnson's fiscal year 1997 cash compensation was predetermined for the year, the Operators Shares formula bonus, comprising more than half of his fiscal year 1997 cash compensation, was determined by the Companys net earnings per share for fiscal year 1997 as explained under the heading Executive Officer
Annual Compensation: Salary and Operators Share Incentive Plan on the preceding page. In addition to salary and formula bonus under the Operators Share Incentive Compensation Plan, as described above, Mr. Johnson will participate in the Company's Long-Term Incentive Plan, contingent on stockholder approval of that Plan. The Committee has granted Mr. Johnson an award as set out in the Long-Term Incentive Plan Awards Table at page 13 for the three-year performance period, subject to adjustment between zero and 300% depending on attainment of performance goals. The amount of this award appropriately reflects, in the Committee's judgement, Mr. Johnson's responsibility for the enterprise. Mr. Johnson's long-term compensation under the Stock Option Plan and Long-Term Incentive Plan, if any, will depend on the Company's stock price relative to the exercise price of each option granted, and on the attainment by the Company of the performance goals specified for the Long-Term Incentive Plan performance period for which the award was made.


Deductibility of Compensation Under Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code, adopted in 1993, imposes a $1 million cap, subject to certain exceptions, on the deductibility to a company of compensation paid to the five executive officers named in such company's proxy statement. The stockholders voted at the 1997 Annual Meeting of Stockholders to amend and approve the Company's 1991 Key Employee Stock Option and Award Plan to enable options granted under that Plan to qualify as deductible performance based compensation under
Section 162(m), so that any compensation realized from the exercise of stock options would not be affected by Section 162(m). Additionally, cash compensation voluntarily deferred by the executive officers named in this proxy statement under the Company's Deferred Compensation Plans is not subject to the Section 162(m) cap until the year paid. Thus, compensation paid this fiscal year subject to the Section 162(m) cap is not expected to exceed $1 million for any named executive officer. Therefore the Committee believes that the Company will not be subject to any Section 162(m) limitations on the deductibility of compensation paid to the Company's named executive officers for fiscal year 1997.

The Board of Directors, acting pursuant to a recommendation by the Committee, is submitting to stockholders for approval the Company's Operators' Share Incentive Compensation Plan and the Company's new Long-Term Incentive Plan for the purpose of qualifying those plans under
Section 162(m). Upon such stockholder approval, the Committee believes that compensation paid pursuant to those two Plans will be deductible, except for Dividend Equivalents paid under the Operators' Share Plan (which may not be deductible in full for any named executive officer in a given year). Additionally, the Committee continues to consider other steps which might be in the Company's best interest to comply with
Section 162(m), while reserving the right to award future compensation which would not comply with the Section 162(m) requirements for nondeductibility if the Committee concluded that this was in the Company's best interests.


THE COMPENSATION COMMITTEE

William S. Davila
E. Peter Gillette, Jr.
Joseph T. Mallof


SUMMARY COMPENSATION TABLE

The following table sets forth the cash and noncash compensation for each of the last three fiscal years earned by or awarded to the Chief Executive Officer and the four other most highly compensated executive officers of the Company:

						Long Term Compensation
		Annual Compensation		Awards	Payouts
				Other
				Annual	Restricted	Securities
				Compen-	Stock	Underlying	LTIP	All Other
		Salary	Bonus	sation	Award(s)	Options/	Payouts
	Compensa-
Name and Principal Position	Year	($)(1)	($)(2)(7)	($)(3)	($)	SARs
(#)(4)	($)tion ($)(5)(6)

Joel W. Johnson 	1997	418,000	550,550	-	0	-0-	0
	19,464
Chairman, President and 	1996	370,500	374,400	-0
	100,000	0	16,546
Chief Executive Officer	1995	344,600	618,100	-	0
40,000	0	17,332

Don J. Hodapp	1997	261,300	343,200	-	0	-0-	0
	12,427
Executive Vice President, and	1996	238,900	249,600	-	0
	50,000	0	10,878
Chief Financial Officer	1995	233,800	406,450	-	0	22,000
	0	11,920

Gary J. Ray	1997	211,100	300,300	-	0	-0-	0	10,542
Executive Vice President	1996	197,300	218,400	-	0	50,000
	0	 9,388
	1995	192,200	359,350	-	0	22,000	0	10,224

Stanley E. Kerber	1997	181,700	264,550	-	0	-0-	0
	8,795
Group Vice President	1996	177,400	192,400	-	0	25,000
	0	8,262
	1995	176,600	282,600	-	0	15,000	0	9,214

James W. Cole	1997	196,400	228,800	-	0	-0-	0
	9,476
Group Vice President	1996	186,000	166,400	-	0	25,000
	0	8,698
	1995	176,600	310,069	-	0	15,000	0	9,214

All Executive Officers (8)	1997		3,569,280

All Other Employees (8)	1997		1,159,730



(1)	 Includes director fee payments of $100 per meeting attended for each officer named in the table.

(2)	Includes payments under the Company's Operators' Share Incentive
Compensation Plan as well as annual discretionary bonuses. No discretionary bonuses were paid in 1997. The amounts shown in the Table include those amounts voluntarily deferred by the named individuals under the Company's Deferred Compensation Plans, which permit participants to voluntarily defer receipt of all or part of the payments currently due to the participant under the Operators'
Share Incentive Compensation Plan.

(3)	There was no Other Annual Compensation exceeding the lesser of
$50,000 or 10% of total Annual Compensation in each of the years shown.

(4)	No SARs were awarded in 1995, 1996, or 1997.

(5)	The amount shown includes Company Joint Earnings Profit Sharing distributions which may be authorized by the Board of Directors in its discretion based on Company profits. The total amount of Company distributions declared available to all participants by the Board is allocated in the same proportion as each person's base weekly wage bears to the total base wage for all eligible persons. Payments to the executive officers named in the Table are calculated using the same proportional formula as is used for all eligible employees.
Joint Earnings Profit Sharing distributions were for Mr. Johnson $18,614 in 1997, $15,696 in 1996, and $16,482 in 1995; for Mr.
Hodapp $11,577 in 1997, $10,028 in 1996, and $11,070 in 1995; for
Mr. Ray $9,307 in 1997, $8,284 in 1996, and $9,102 in 1995; for Mr.
Kerber $7,945 in 1997, $7,412 in 1996, and $8,364 in 1995; and for
Mr. Cole $8,626 in 1997, $7,848 in 1996, and $8,364 in 1995. "All
Other Compensation" also includes Company matching payments of up to $200.00 under the Company's Founders' Fund Plan and up to $650.00 under the Hormel Tax Deferred Investment Plan A. Both of these matching payments, in the same amount, are available to all other eligible employees. Company matching payments were for Mr. Johnson
$200 and $650 in 1997, $200 and $650 in 1996, and $200 and $650 in
1995; for Mr. Hodapp $200 and $650 in 1997, $200 and $650 in 1996,
and $200 and $650 in 1995; for Mr. Ray $200 and $650 in 1997, $200
and $650 in 1996, and $200 and $650 in 1995; for Mr. Kerber $200 and $650 in 1997, $200 and $650 in 1996, and $200 and $650 in 1995; and
for Mr. Cole $200 and $650 in 1997, $200 and $650 in 1996, and $200
and $650 in 1995. For Mr. Ray "All Other Compensation' includes
Company contributions to a disability insurance program which is available to all other eligible employees with benefits proportional to Annual Compensation. Mr. Ray received contributions of $385 in 1997, $254 in 1996, and $272 in 1995.

(6)	None of the named executive officers held any Restricted Stock at year end.

(7)	The number of Operators' Shares held in 1997, which determined the bonus for that year, was 385,000 for Mr. Johnson, 240,000 for Mr.
Hodapp, 210,000 for Mr. Ray, 185,000 for Mr. Kerber, 160,000 for Mr.
Cole, 2,496,000 for All Executive Officers, and 811,000 for All
Other Employees.

(8)	The listed information regarding All Executive Officers and All
Other Employees is being provided this year because stockholder approval is requested for the Company's Operators; Share Incentive Compensation Plan, as explained under New Plan Benefits at page 20.


STOCK OPTIONS TABLE

The following tables summarize option grants and exercises during 1997 to or by the Chief Executive Officer or the executive officers named in the Summary Compensation Table above, and the values of options granted during 1997 and held by such persons at the end of 1997.


				Potential Realizable Value at Assumed Annual
		Individual Grants		Rates of Stock Price Appreciation for
Option Term
	Number	% of Total
	of Securities	Options/SARs
	Underlying	Granted to	Exercise
	Options/SARs	Employees in	or Base Price	Expiration
Name	Granted (#)(1)	Fiscal Year	($/Sh)	Date	5% ($) 	10% ($)
	_____________	____________	____________	___________
	_________	_________
Joel W. Johnson 	-0-	N/A	N/A	N/A	N/A	N/A
Don J. Hodapp	-0-	N/A	N/A	N/A	N/A	N/A
Gary J. Ray	-0-	N/A	N/A	N/A	N/A	N/A
Stanley E. Kerber	-0-	N/A	N/A	N/A	N/A	N/A
James W. Cole	-0-	N/A	N/A	N/A	N/A	N/A


(1)	No options or SARs were granted during the fiscal year ended
October 25, 1997.


Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values (1)

			Number of Securities 	Value of Unexercised
			Underlying Unexercised 	In-the-Money
			Options/SARs at 	Options at Fiscal
			Fiscal Year End (#)(4)	Year End ($)(2)(3)(4)
	Shares Acquired 	Value	Exercisable/	Exercisable/
Name	on Exercise (#)	Realized ($)	Unexercisable	Unexercisable

Joel W. Johnson 	0	0	310,000/0	2,065,625/0
Don J. Hodapp	0	0	154,000/0	978,125/0
Gary J. Ray	0	0	154,000/0	978,125/0
Stanley E. Kerber	0	0	 95,000/0	612,189/0
James W. Cole	0	0	115,000/0	753,439/0


(1)	There are no outstanding SARs.

(2)	Unrealized value of in-the-money options at year end represents the aggregate difference between the market value at October 25, 1997 and the applicable exercise price.

(3)	The differences between market value and exercise price in the case of unrealized value accumulate over what may be, in many cases, several years.

(4)	There are no unexercisable options.


LONG-TERM INCENTIVE PLAN AWARDS TABLE

The following table summarizes awards under the Company's Long-Term Incentive Plan during 1997 to the Chief Executive Officer or the executive officers named in the Summary Compensation Table above, all of which are subject to stockholder approval of the Long-Term Incentive Plan as proposed beginning at page 18.


Long-Term Incentive Plan - Awards in Last Fiscal Year

				Estimated Future Payouts under Non-Stock
				Price-Based Plans
(a)	(b)	(c)	(d)	(e)	(f)
		Performance
	Number of	or Other
	Shares, Units	Period Until
	or Other 	Maturation or	Threshold (3)	Target (4)
	Maximum (5)
Name	Rights ($) (1)	Payout (2)	($)	($)	($)
Joel W. Johnson	1,500,000	Three years	  750,000	1,500,000
4,500,000
Don J. Hodapp	  750,000	Three years	  375,000	  750,000
2,250,000
Gary J. Ray	  750,000	Three years	  375,000	  750,000	 2,250,000
Stanley E. Kerber	  500,000	Three years	  250,000	  500,000
1,500,000
James W. Cole	  500,000	Three years	  250,000	  500,000
1,500,000
All Executive Officers (6)	7,430,000	Three years	3,715,000	7,430,000
	22,290,000

(1)	The award is denominated as the Target dollar amount listed in column (e). Payment of the Target amount, Threshold amount, or Maximum amount is solely dependent on the ranking of the Company's Total Shareholder Return within a peer group at the end of the Performance Period, as described under Proposal to Approve the Hormel Foods Corporation Long-Term Incentive Plan appearing at page
18. Payments based on percentage ranking are described in footnotes
(3)-(5) below. Linear proration will be used to determine the percent of award paid for percentiles other than those listed in footnotes (3)-(5), except that in no event will any payment be made for a ranking which does not exceed the 25th percentile.

(2)	The Performance Period commences on November 1, 1996 and ends the tenth day on which shares are traded on the New York Stock Exchange following October 30, 1999.

(3)	Payment of the Threshold amount requires the Company's Total
Shareholder Return ranking within the twenty nine company peer group to exceed the 25th percentile. There is no payment due if the Company's Total Shareholder Return ranking within the twenty nine company peer group is not above the 25th percentile.

(4)	Payment of the Target amount requires the Company's Total
Shareholder Return ranking within the twenty nine company peer group to be at the 50th percentile.

(5)	Payment of the Maximum amount requires the Company's Total
Shareholder Return to rank 1st among the twenty nine company peer group.

(6)	The listed information regarding All Executive Officers is being provided this year because stockholder approval is requested for the Company's Long-Term Incentive Plan, as explained under New Plan
Benefits at page 20. There are no employees other than Executive
Officers participating in the Company's Long-Term Incentive Plan.


PENSION PLAN

The Company maintains noncontributory defined benefit pension plans covering substantially all employees. Pension benefits for salaried employees are based upon the employee's highest five years of compensation (as described below) of the last 10 calender years of service and the employee's length of service. The Company also maintains a supplemental executive retirement plan that provides pension benefits calculated under the qualified defined benefit pension plan formula that exceed the annual benefit limitation for defined benefit plans qualifying under the Internal Revenue Code. Contingent on Mr. Johnson remaining employed with the Company until at least July 14, 2003, a Company-established plan will credit Mr. Johnson with deemed years of service for purposes of determining both the amount of and eligibility for retirement benefits under the Company's retirement plans. The following tabulation shows the estimated aggregate annual pension payable to an employee under the qualified defined benefit pension plan and the supplemental executive retirement plan upon normal retirement at the end of fiscal year 1997 at age 65 under various assumptions as to final average annual compensation and years of service, and on the assumptions that the retirement plans will continue in effect during such time without change and that the employee will select a single life annuity option. The pension benefits shown below reflect an integration with Social Security benefits.

Average Annual
Compensation				Years of Service

		15	20	25	30	35	40	45
$	250,000	$	57,143	$	76,190	$	95,238	$	114,286
	$	133,333	$	152,381	$	171,429
$	500,000	$	117,143	$	156,190	$	195,238
	$	234,286	$	273,333	$	312,381	$
	351,429
$	750,000	$	177,143	$	236,190	$	295,238
	$	354,286	$	413,333	$	472,381	$
	531,429
$	1,000,000	$	237,143	$	316,190	$	395,238
	$	474,286	$	553,333	$	632,381	$
	711,429
$	1,250,000	$	297,143	$	396,190	$	495,238
	$	594,286	$	693,333	$	792,381	$
	891,429
$	1,500,000	$	357,143	$	476,190	$	595,238
	$	714,286	$	833,333	$	952,381	$
	1,071,429
$	1,750,000	$	417,143	$	556,190	$	695,238
	$	834,286	$	973,333	$	1,112,381	$
	1,251,429
$	2,000,000	$	477,143	$	636,190	$	795,238
	$	954,286	$	1,113,333	$	1,272,381	$
	1,431,429


The compensation for the purpose of determining the pension benefits consists of Annual Compensation, Restricted Stock Awards, and LTIP Payouts. The years of credited service for individuals listed in the Summary Compensation Table are: 6 years for Mr. Johnson; 31 years for Mr. Hodapp; 29 years for Mr. Ray; 42 years for Mr. Kerber; and 34 years for Mr. Cole.


COMPARATIVE STOCK PERFORMANCE

The following graph compares the cumulative total shareholder return on the Company's Common Stock during the five fiscal years preceding October 25, 1997, with the Standard & Poor's 500 Stock Index and the Standard & Poors Food Group Index (assuming the investment of $100 in each vehicle on October 31, 1992, and the reinvestment of all dividends during such period).


Comparison of Five Year Cumulative Total Return
Among Hormel Foods Corporation, S & P 500 Index, and S & P Food Group
Index
(Insert Chart)


OTHER INFORMATION RELATING TO DIRECTORS, NOMINEES,
AND EXECUTIVE OFFICERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION

Persons serving as members of the Compensation Committee during fiscal year 1997 were William S. Davila, Ray V. Rose, and E. Peter Gillette, Jr. None of such persons was an officer or employee of the Company or any of its subsidiaries during fiscal 1997, was formerly an officer of the Company or any of its subsidiaries or had any other relationship with the Company or any of its subsidiaries requiring disclosure under the applicable rules of the SEC.


RELATED PARTY TRANSACTIONS

During fiscal year 1997 the Company purchased 14,355 hogs in ordinary course of business (approximately 2/10 of one percent of the Companys total hog purchases) from Block Farms, a partnership owned by Mr. John
R. Block and members of his immediate family, at the same prices paid by the Company to its other hog suppliers.


SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers, and any persons holding more than 10 percent of the Company's Common Stock to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any failure to file by those dates during 1997.

In making these disclosures, the Company has relied on the representations of its directors and officers and copies of the reports that they have filed with the Commission.

Based on those representations and reports, the Hormel Foundation inadvertently made two late Form 4 filings covering two transactions by a broker who purchased portfolios of stock for the Hormel Foundation's account containing 1,698 shares and 583 shares of the Company's Common Stock without the Hormel Foundation's prior knowledge or direction as to the content of the portfolios.


PROPOSAL TO APPROVE THE HORMEL FOODS CORPORATION
OPERATORS' SHARE INCENTIVE COMPENSATION PLAN

The Board of Directors is proposing for stockholder approval the Hormel Foods Corporation Operators' Share Incentive Compensation Plan (the "Plan"). Certain of the principal features of the Plan are described below. The full text of the Plan is annexed as Appendix A and incorporated herein by reference. Subject to the approval of stockholders requested herein, the Plan will be effective as of October 26, 1997. The Company is seeking stockholder approval of the Plan to qualify portions of the compensation paid under the Plan as "qualified performance based compensation" as defined in Section 162(m) of the Code. Stockholders are urged to read the Plan in its entirety before casting their votes.

Background

Since 1932, the Company has used a performance-based incentive compensation plan for management level employees which pays an annual cash incentive based on Company after-tax earnings per share of Common Stock in place of a portion of salary or a bonus. The rights to receive this compensation have since the inception of the practice been referred to as "Operators" Shares. Most of the Bonus compensation listed under Annual Compensation for the five executive officers named in the Summary Compensation Table at page 11, including all of such Bonus compensation for 1997, was paid on account of Operators' Shares.

Recently, the Board of Directors has revised certain provisions of this Plan and determined to bring this Plan, as revised, to the Company's stockholders for approval in order to qualify portions of the compensation paid under the Plan as "qualified performance-based compensation" for purposes of Section 162(m) of the Code to protect the Company's ability to deduct such compensation for tax purposes. The principal revisions involve limiting the number of Operators' Shares which any employee can hold at any one time to a maximum of two million, and placing administration of the Plan entirely in the hands of the Compensation Committee of the Board of Directors (the "Committee"). However, the purpose of the Plan is to continue the tradition of directly tying a significant portion of the compensation of the Company's executives to the after-tax earnings per share of the Company.

Eligibility; Awards

Under the Plan, the Committee may, no later than the ninetieth day of any fiscal year unless otherwise determined by the Committee, award management employees selected by the Committee the right to receive cash compensation equal to the after-tax net earnings per share of the Company for a fiscal year multiplied by a number designated by the Committee. These rights are referred to as "Operators" Shares", and the number by which the net earnings will be multiplied is referred to as the number of Operators' Shares. The Operators' Shares are evidenced by an Operators Certificate, but may be withdrawn from any participant by the Committee at any time.

Administration

The Plan is administered by the Committee. The Committee has the authority to select the individuals to whom awards are granted, to determine the number of Operators' Shares covered by such awards and to set the terms and conditions of such awards. The Committee has the authority to establish rules for the administration of the Plan, and determinations and interpretations are binding on all interested parties.

Award Payments

Whenever a cash dividend is declared on the Company's Common Stock, a Plan participant will be paid the amount of such per share dividend multiplied by the number of Operators' Shares held by the participant on the dividend record date at the same time the dividend is paid to stockholders (Dividend Equivalent). After the end of each fiscal year of the Company, each participant will receive a payment equal to the number of Operators' Shares (including all Operators' Shares awarded in prior fiscal years) held by the participant on the last day of the fiscal year multiplied by the Company's after-tax net earnings per share, minus all Dividend Equivalents paid to or due the participant on account of dividends declared during such fiscal year. Payments will be in cash, and may be made subject to approved deferred compensation elections by eligible participants under the Company's existing executive deferred compensation plan. Except in the case of retirement, or as specially determined by the Committee, an employee who does not hold an Operators' Share on the last day of a fiscal year will receive no compensation pursuant to the Plan, except for Dividend Equivalents previously paid or due on Operators' Shares held on dividend record dates during such fiscal year. In the case of retirement, or as specially determined by the Committee, the participant will receive a prorated payment.

All Dividend Equivalents paid under the Plan will be included in calculating a participant's income for purposes of Section 162(m) of the Code, because such payments do not constitute "qualified performance-based compensation" for purposes of that Section.

Restrictions on Awards and Transfers; No Right to Employment

No award granted under the Plan may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the individual to whom it is granted.

No participant may be granted any award or awards under the Plan of more than two million Operators' Shares, in the aggregate.

The granting or vesting of an award does not create any rights in the participant with respect to his or her continued employment with the Company or any affiliate of the Company.

Federal Income Tax Consequences

The following is a summary of the principal federal income tax consequences generally applicable to awards expected to be made under the Plan. The grant of an Operators' Share is not expected to result in any taxable income for a participant.

Upon receipt of a Dividend Equivalent payment, a participant will recognize ordinary income in the amount of such payment. Whether the Company will be entitled to a tax deduction for that same amount in a year will depend, for the five executive officers named in that year's proxy statement, upon whether any of such officers' total compensation (excluding any "qualified performance-based compensation") exceeds $1 million. If such compensation, including all Dividend Equivalents paid during such year to such officer, does exceed $1 million, the Company will not be entitled to a tax deduction for such excess.

Payments received by participants under the Plan after the end of the fiscal year determined by multiplying the number of Operators' Shares by net earnings for such fiscal year, after deducting Dividend Equivalents for the fiscal year, will be taxable to the participant as ordinary income when received. Subject to the usual rules concerning reasonable compensation, and assuming as expected that compensation paid under the Plan (other than Dividend Equivalents) is "qualified performance-based compensation" within the meaning of Section 162(m) of the Code, the Company will be entitled to a tax deduction for that same amount at the time a participant recognizes ordinary income.

Termination

The Plan has no termination date.

Amendment

The Company's Board of Directors may amend, alter or discontinue the Plan at any time. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 162(m)

Section 162(m) generally limits to $1 million the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to each of the corporation's chief executive officer and the corporation's four most highly compensated executive officers other than the chief executive officer. However, "performance-based" compensation is not subject to the $1 million deduction limit. In general, to qualify as performance-based compensation, the following requirements must be satisfied: (i) payments must be computed on the basis of an objective, performance-based compensation standard determined by a committee consisting solely of two or more "outside directors", (ii) the material terms under which the compensation is to be paid, including the business criteria upon which the performance goals are based, and a limit on the maximum number of Operators' Shares that may be awarded to any participant in the aggregate, are approved by a majority of the corporation's stockholders and (iii) the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made. The Compensation Committee will consist solely of outside directors as defined for purposes of Section 162(m) of the Code. Except for the payment of Dividend Equivalents thereunder, the Plan is intended to comply with the requirements of Section 162(m) with respect to performance-based grants and awards paid in the future to employees whose remuneration is likely to exceed $1 million in any year. However, there is no definitive guidance on certain matters, and it is possible that some amounts payable under the Plan would not qualify.

Vote Required; Board Recommendation

The affirmative vote of the holders of a majority of shares of Common Stock, present in person or by proxy, voted at the meeting, is required for approval of the Plan under Section 162(m) of the Code.

The Board of Directors recommends that you vote FOR this Proposal. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.


PROPOSAL TO APPROVE THE HORMEL FOODS CORPORATION
LONG-TERM INCENTIVE PLAN

Consistent with the Compensation Committee's determination to compensate the Company's executive officers and other key employees in a manner designed to create incentives to maximize the achievement of long-term goals that are consistent with increasing stockholder value, on January 28, 1997, the Compensation Committee approved, subject to its approval by the Company's stockholders, the Hormel Foods Corporation Long-Term Incentive Plan (the "LTI Plan"). The LTI Plan is designed to reward participants only if certain specific, objective, preselected goals are achieved during the relevant performance period. The Company is seeking stockholder approval of the LTI Plan to qualify compensation paid under the LTI Plan as "qualified performance-based compensation," as defined in Section 162(m) of the Code.

The following is only a summary of certain material features of the LTI Plan. The full text of the LTI Plan is attached hereto as Appendix B and is hereby incorporated herein by reference. Stockholders are urged to read the LTI Plan in its entirety before casting their votes.

Eligibility

The terms of the LTI Plan limit eligibility to receive an award thereunder to management or highly compensated employees, as selected by the Compensation Committee. At the present time, the Compensation Committee intends to limit participation in the LTI Plan to officers of the Company and/or its subsidiaries. The purpose of this limitation is to increase the incentives, and compensation risks, for the executives whose positions of responsibility can most affect the performance of the Company, with the goal of aligning their personal financial interests more closely with long-term stockholder interests. Directors of the Company or any affiliate of the Company who are not also employees of the Company or any affiliate are not eligible to participate in the LTI Plan. There were approximately twenty persons employed by the Company and its subsidiaries, as of December 30, 1997, who the Compensation Committee believes would be currently eligible to receive awards under the LTIPlan.

Administration

The LTI Plan is administered by the Compensation Committee ("the Committee"). The Committee has the authority to select the individuals to whom awards are granted, to determine the amount of such awards and to set the terms and conditions of such awards. The Committee has the authority to establish rules for the administration of the LTI Plan, and determinations and interpretations are binding on all interested parties.

Award Formula, Business Criteria

Each award under the LTI Plan will represent the right to receive a cash payment at the time at which all conditions to pay the award have been satisfied. Awards are payable solely in cash, and may be made subject to approved deferred compensation elections by eligible participants under the Company's existing executive deferred compensation plan. For purposes of the formula calculating pension benefits under the supplemental executive retirement plan, payments received under the LTI Plan will be prorated over the performance period to which the payments relate.

Awards may provide that more or less than 100% of the amount granted thereunder may be earned upon satisfaction of the conditions provided for them, subject to the terms and conditions of the Plan. Awards will be made solely pursuant to a written agreement between the Company and the participant setting forth the specific terms and conditions of the award.

Awards may be granted for such performance periods as may be determined by the Committee. The right to have a performance-based award become payable in any fashion will be determined solely on account of the attainment of one or more preestablished, objective performance goals selected by the Committee at the time of the grant of the performance-based award. The performance goals will be based on a comparison of the Company's "Total Shareholder Return" to the Total Shareholder Return of a group of peer companies selected by the Committee. As used in the Plan, "Total Shareholder Return" means the increase (or decrease) in fair market value (as defined in the Plan) of a share of common stock, together with dividends deemed reinvested as provided in the Plan, during the performance period. The percentage ranking of the Company's Total Shareholder Return within the peer group will determine whether no award, a fraction of the award, the full award, or a multiple of the award is paid, based on the ranking goals established by the Committee.

Subject to approval of the Plan by the Company's stockholders at the 1998 Annual Meeting of Stockholders, the first awards were granted for the period commencing November 1, 1996 and ending the tenth day on which shares are traded on the New York Stock Exchange following October 30, 1999. For such performance period, the performance goal(s) for such awards were based upon Total Shareholder Return measured over the performance period among a peer group of twenty-nine other companies, as described in the Long-Term Incentive Plan Awards Table at page 13.

Restrictions on Awards and Transfers; No Right to Employment

No award granted under the LTI Plan may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the individual to whom it is granted.

The maximum amount which may be paid to any participant pursuant to any award with respect to any performance period shall not exceed the fair market value of three hundred thousand shares of the voting common stock of the Company determined in the manner provided for in Section
5.2 of the LTI Plan for determining "fair market value" at the end of the performance period.

The granting of an award does not create any rights in the participant with respect to his or her continued employment with the Company or any affiliate of the Company.

Federal Income Tax Consequences

The following is a summary of the principal federal income tax consequences generally applicable to awards expected to be made under the LTI Plan. The grant of an award is not expected to result in any taxable income for a participant. Upon achievement of the designated performance goals during a performance period with respect to any grant, payment pursuant to the award will be taxable to the participant as ordinary income. Subject to the usual rules concerning reasonable compensation, and assuming as expected that compensation paid under the LTI Plan is "qualified performance-based compensation" within the meaning of Section 162(m) of the Code, the Company will be entitled to a tax deduction for that same amount at the time a participant recognizes ordinary income.

Termination

The LTI Plan will terminate on October 25, 2003, and no awards may be made after that date. Unless otherwise expressly provided in the LTI Plan or an applicable award agreement, however, any award granted prior to October 25, 2003, may extend beyond such date.

Amendment

The Committee may amend, alter or discontinue the LTI Plan at any time; provided that stockholder approval must be obtained for any such action that, absent such stockholder approval, would cause any compensation paid pursuant to any awards made pursuant to the LTI Plan not to qualify as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the LTI Plan or any award agreement in the manner and to the extent it shall deem desirable to carry the LTI Plan into effect. The Committee may waive any condition of, or rights of the Company under, any outstanding award, prospectively or retroactively, without the consent of the holder or beneficiary of the award.

Section 162(m)

Section 162(m) generally limits to $1 million the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to each of the corporation's chief executive officer and the corporation's four most highly compensated executive officers other than the chief executive officer. However, "performance-based" compensation is not subject to the $1 million deduction limit. In general, to qualify as performance-based compensation, the following requirements must be satisfied: (i) payments must be computed on the basis of an objective, performance-based compensation standard determined by a committee consisting solely of two or more "outside directors", (ii) the material terms under which the compensation is to be paid, including the business criteria upon which the performance goals are based, and a limit on the maximum amount which may be paid to any participant pursuant to any award with respect to any performance period, are approved by a majority of the corporation's stockholders and
(iii) the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made. The Compensation Committee will consist solely of "outside directors" as defined for purposes of Section 162(m) of the Code. The Plan is intended to comply with the requirements of Section 162(m) with respect to performance-based grants and awards paid in the future to employees whose remuneration is likely to exceed $1 million in any year. However, there is no definitive guidance on certain matters and it is possible that some amounts payable under the Plan would not qualify.

Vote Required; Board Recommendation

The affirmative vote of the holders of a majority of shares of Common Stock, present in person or by proxy, voted at the meeting, is required for approval of the Plan under Section 162(m) of the Code.

The Board of Directors recommends that you vote FOR this Proposal. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.


NEW PLAN BENEFITS

Regulations of the Securities and Exchange Commission call for a table setting forth the amounts that will be received by (i) the CEO and four other executive officers named in this proxy statement, (ii) the Company's executive officers as a group, (iii) directors who are not executive officers as a group, and (iv) all employees, including officers who are not executive officers, as a group, under the two plans being submitted to the stockholders for approval, if such amounts are determinable. If such amounts are not determinable, which is the case for both plans, the Company is required to set out the amounts which would have been received for the last fiscal year if the plans had been in effect. Directors who are not executive officers are not eligible to receive any payment under either plan.

The amounts which would have been received for 1997 in the case of the Operators' Share Incentive Compensation Plan are the amounts actually paid for fiscal year 1997 under substantially the same plan. These amounts are reflected under the Annual Compensation Bonus column of the Summary Compensation Table at page 11 for the CEO and four other executive officers named in the proxy statement, and that table has been extended to provide the required information for the Company's executive officers as a group and for all employees, including officers who are not executive officers, as a group.

In the case of the Long-Term Incentive Plan, the Company is unable to provide meaningful information as to amounts which would have been received for the last fiscal year if the plan had been in effect, since payment, if any, is entirely dependent on comparing two variables at a future point in time. Thus, in order to provide the best information available, the Company has extended the Long-Term Incentive Plan Awards Table at page 13 to include all executive officers as well as the CEO and four other executive officers named in the proxy statement. There are presently no other participants in the plan.


APPROVAL OF APPOINTMENT OF AUDITORS

Subject to ratification by the stockholders, the Board of Directors has appointed Ernst & Young, independent public accountants, to audit the financial statements of the Company and its consolidated subsidiaries for the fiscal year which will end October 31, 1998. Ernst & Young are the present public auditors and have served as public auditors for the Company since 1931. Representatives of the firm are expected to be present at the meeting and will be afforded an opportunity to make a statement, if they desire to do so and be available to respond to appropriate questions. Management is not aware of any direct or indirect financial interest or any other connections Ernst & Young may have with the Company or its subsidiaries except the usual professional status of an independent auditor.

Audit services rendered by Ernst & Young for the fiscal year ended October 25, 1997, included the examination of the financial statements of the Company and its subsidiaries, review of certain documents filed by the Company with the Securities and Exchange Commission, and examination of the financial statements of various employee benefit plans.

The affirmative vote of the majority of the shares of Common Stock represented at the meeting shall constitute ratification. The Board of Directors recommends a vote FOR the proposal to approve the appointment of Ernst & Young.


OTHER MATTERS

The management of your Company does not know of any matters to be presented at the meeting other than those mentioned above. However, if any other matters come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

By order of the Board of Directors


T. J. LEAKE
Secretary
December 30, 199

Appendix A

HORMEL FOODS CORPORATION
OPERATORS' SHARE INCENTIVE COMPENSATION PLAN


PREAMBLE

Since 1932, the Company has used a performance-based incentive compensation plan for management level employees known as the "Operators" Share Plan". This is a plan whereby individuals in management are designated to receive incentive cash compensation based on the Company's per share after tax net earnings determined based on average outstanding shares of Common Stock from the audited income statement of the Company ("Net Earnings Per Share") in lieu of additional fixed salary or bonus. The rights to receive such compensation have been historically referred to by the Company as operators' shares.

The intent of the "Hormel Foods Corporation Operators" Share Incentive Compensation Plan" (the "Plan") is to continue this traditional method of providing performance-based incentive cash compensation. The Plan shall be effective as of October 26, 1997, subject to its approval by the stockholders of the Company, and no payments shall be made pursuant to the Plan until after the Plan has been approved by the stockholders of the Company.


PLAN RULES

 1.	The Plan shall be administered by the Compensation Committee of the
Company's Board of Directors or such other committee of persons ineligible to receive Operators' Shares as defined in Section 2 below, as is designated from time to time by the Board of Directors
(the "Committee"). The Committee shall be composed solely of "outside directors" within the meaning of Section 162(m) of the Internal
Revenue Code of 1986, as amended (the "Code").

 2.	The Committee may from time to time award management employees selected by the Committee the right to receive incentive cash compensation equal to Net Earnings Per Share multiplied by a number designated by the Committee. These rights are referred to as "Operators' Shares". The number by which Net Earnings Per Share will be multiplied is referred to as the number of Operators' Shares. Each management employee who has been designated to receive Operators'
Shares is referred to as a "Recipient". The Operators' Shares are awarded subject to the Committee's right to terminate some or all of any Recipient's Operators' Shares at any time. Operators' Shares will automatically terminate immediately on the date and at the time when the Recipient ceases for any reason to be a Company employee, unless earlier terminated by the Committee. The Committee when awarding Operators' Shares shall consider the recommendation of the Chief Executive Officer of the Company.

 3.	The award of Operators' Shares will be evidenced by a certificate referred to as an Operators' Certificate. The Operators'
Certificate will be in such form as the Committee may approve from time to time, and will create no independent rights other than evidencing the award of Operators' Shares. The Operators' Certificate is coterminous with the Operators' Shares it evidences.

 4.	Incentive compensation will be paid to Recipients under the Plan in the following manner. Whenever a cash dividend is paid to stockholders on the Company's Common Stock, the amount of the per share dividend paid multiplied by the number of Operators' Shares held by the Recipient on the dividend record date (Dividend
Equivalent) will be paid in cash to the Recipient on the dividend payment date. After the end of each fiscal year of the Company, the Net Earnings Per Share of the Company's Common Stock for such fiscal year will be multiplied by the number of Operators' Shares held by each Recipient on the last day of such fiscal year to determine the total incentive compensation earned by the Recipient under the Plan.
Except in the case of retirement as noted in paragraph 5 below, or as otherwise determined by the Committee as noted in paragraph 6 below, no payment, other than Dividend Equivalent amounts previously paid or due, will be made unless the Operators' Shares are held on the last day of the fiscal year. All Dividend Equivalent amounts paid or due on account of dividends declared during such fiscal year will be subtracted from the total incentive compensation earned under the Plan for such fiscal year, and the balance will be paid at a time determined by the Committee after the last day of such fiscal year
(the Payment Date).

 5.	If a Recipient retires during the fiscal year, notwithstanding the termination of the Operators' Shares on the retirement date, the total incentive cash compensation earned by such Recipient under the Plan for such fiscal year will be calculated as though the Operators' Shares were held on the last day of such fiscal year, and then prorated as of the retirement date. Dividend Equivalent amounts paid to such Recipient on account of dividends declared during such fiscal year will be deducted from the prorated amount.

 6.	Unless otherwise determined by the Committee, the award or
termination of Operators' Shares at any time during a fiscal year shall (other than with respect to Dividend Equivalents based on a dividend record date prior to such award or termination) be deemed to revert to the beginning of such fiscal year. Subject to the discretion of the Committee to make such exceptions as it believes are in the best interest of the Company, termination of Operators' Shares prior to the end of the fiscal year, except in the case of retirement as noted in paragraph 5 above, will result in no incentive cash compensation, beyond Dividend Equivalent amounts previously paid or due, being earned under the Plan during such fiscal year.

 7.	In no event, including termination of Operators' Shares referred to in paragraph 6 above, will a Recipient be required to repay to the Company Dividend Equivalent amounts paid to such Recipient, provided that Dividend Equivalent payments will be subtracted from the total incentive cash compensation earned under the Plan as provided in paragraph 4 above.

 8.	The Committee shall review with the Chief Executive Officer of the
Company all proposed awards of Operators' Shares, to obtain the views of the Chief Executive Officer, provided that the Committee shall make such awards in its sole discretion.

 9.	Notwithstanding paragraph 4 hereof, amounts of incentive cash compensation unpaid but otherwise due on account of Operators' Shares prior to the Payment Date pursuant to the Plan shall be automatically forfeited by any Recipient who leaves the Company's employ for any reason, including retirement, and divulges or uses confidential information of the Company to the detriment of the Company, unless a specific dispensation from such forfeiture is granted in writing by the Committee.

10.	In the event of a stock split or stock dividend or other similar action affecting all of the outstanding shares of the Company's
Common Stock, there shall automatically be a proportional change in the number of Operators' Shares previously awarded to each Recipient.

11.	Payments with respect to Operators' Shares granted pursuant to the
Plan, except Dividend Equivalent payments, are intended to be "qualified performance-based compensation within the meaning of
Section 162(m) of the Code. Accordingly, the following additional requirements shall apply to all awards of Operators' Shares:

	a.	For purposes of Section 162(m) of the Code, the only employees eligible to receive Operators' Shares shall be the employees selected pursuant to the terms of Section 2 hereof.

	b.	The right to receive any payment pursuant to an award of
Operators'
Shares made hereunder, except Dividend Equivalent payments, shall be determined solely on the basis of the Net Earnings Per Share of the Company.

	c.	The performance period during which the Net Earnings Per Share of
the Company are to be measured with respect to any award of Operators' Shares shall be, unless otherwise changed by the Committee, the Company's fiscal year.

	d.	The maximum number of Operators' Shares which may be
awarded on an
aggregate basis to any employee (i.e., to be outstanding at any one time) shall not exceed two million Operators' Shares, provided that in the event of a stock split or stock dividend or other similar action affecting all of the outstanding shares of the Company's Common Stock, there shall automatically be a proportional change in the maximum number of Operators' Shares which may be awarded on an aggregate basis to any employee.

	e.	Unless otherwise determined by the Committee, not later than 90 days after the beginning of each fiscal year of the Company, the Committee shall designate all employees who shall receive new or additional Operators' Shares with respect to that fiscal year, and the number of Operators' Shares to be received by each such employee.

	f.	Following the close of each fiscal year of the Company and prior to the payment of any amount to any employee on account of Operators'
Shares, except payments of Dividend Equivalents, the Committee shall certify in writing as to the Net Earnings Per Share of the Company for that fiscal year, provided that the Committee may by resolution adopt the Net Earnings Per Share certified by the Company's
independent auditors as the Net Earnings Per Share certified by the
Committee.

	g.	Each of the foregoing provisions, and all of the other terms and conditions of the Plan, shall be interpreted in such a fashion so as to qualify all compensation paid thereunder, except Dividend
Equivalent payments (or certain other payments as may be designated from time to time by the Committee), as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.

12.	The Board of Directors of the Company may in its sole discretion amend, alter or discontinue the Plan at any time. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

13.	Subject to its approval by the Company's stockholders, this Plan shall continue until terminated by the Company's Board of Directors.


Appendix B

HORMEL FOODS CORPORATION
LONG-TERM INCENTIVE PLAN

ARTICLE I. ESTABLISHMENT

On January 28, 1997, the Compensation Committee of the Board of Directors of HORMEL FOODS CORPORATION, a Delaware corporation (the "Company"), approved and adopted an incentive plan for executives as described herein, which plan shall be known as the "HORMEL FOODS CORPORATION LONG-TERM INCENTIVE PLAN" (the "Plan"). The Plan shall be effective as of October 28, 1996, subject to its approval by the stockholders of the Company, and no payments shall be made pursuant to the Plan until after the Plan has been approved by the stockholders of the Company.

ARTICLE II. PURPOSE

The purpose of the Plan is to advance the long-term interests of the Company and its stockholders by attracting and retaining key employees, and by stimulating the efforts of such employees to contribute to the continued success and growth of the business of the Company.

ARTICLE III. ADMINISTRATION

3.1	Composition of the Committee. The Plan shall be administered by the
Compensation Committee of the Company's Board of Directors, or a sub-committee thereof (the "Committee"), which shall consist of members appointed from time to time by the Board of Directors and shall be comprised of not less than such number of directors as shall be required to permit the Plan to satisfy the requirements of Section
162(m) of the Internal Revenue Code of 1986, as amended (the "Code").
The Committee administering the Plan shall be composed solely of "outside directors" within the meaning of Section 162(m) of the Code.

3.2	Power and Authority of the Committee. The Committee shall have full power and authority, subject to all the applicable provisions of the Plan and applicable law, to (a) establish, amend, suspend, terminate or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (b) construe, interpret and administer the Plan and any instrument or agreement relating to, or Award (as defined below in Section 3.4) made under, the Plan, and (c) make all other determinations and take all other actions necessary or advisable for the administration of the Plan. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to, or Award made under, the Plan (x) shall be within the sole discretion of the Committee, (y) may be made at any time and (z) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, holders of Awards, and their legal representatives and beneficiaries, and employees of the Company or of any "Affiliate" of the Company. For purposes of the Plan and any instrument or agreement relating to, or Award made under, the Plan, the term "Affiliate" shall mean any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and any entity in which the Company has a significant equity interest, in each case as determined by the Committee in its sole discretion.

3.3	Delegation. The Committee may delegate its powers and duties under the Plan to one or more officers of the Company or any Affiliate or a committee of such officers, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its power to
(a) amend the Plan as provided in Article IX hereof, or (b) make determinations regarding Awards .

3.4	Qualified Performance-Based Compensation. An opportunity to receive compensation pursuant to the Plan (hereinafter referred to as an "Award(s)") is intended to be "qualified performance-based compensation" within the meaning of Section 162(m) of the Code. The following requirements shall apply to all Awards made under the plan:

a.	Any Award shall be null and void and have no effect whatsoever unless the Plan shall have been approved by the stockholders of the Company at the Company's 1998 annual meeting of stockholders.

b.	The right to receive payment pursuant to an Award shall be
determined solely on account of the attainment of the preestablished, objective performance goals selected by the committee in connection with the grant of the Award. Such goals shall be based solely on cumulative total return to stockholders compared to preselected peer groups as described below in Section
5.2. While the amount of Award(s) may vary among Participants (as defined below in Section 4.2), the goals established by the Committee shall apply to all Participants in the same manner.

c.	The performance period determined by the Committee during which the achievement of the performance goal or goals selected by the Committee with respect to any Award is to be measured (the
"Performance Period") is expected to be approximately three (3) years, and shall, in no case, be less than 24 months.

d.	The maximum amount which may be paid to any Participant pursuant to any Award with respect to any Performance Period shall not exceed the fair market value of three hundred thousand (300,000) shares of the voting common stock of the Company, determined in the manner provided in Section 5.2 for determining "fair market value" at the end of the Performance Period.

e.	Not later than 90 days after the beginning of each Performance
Period selected by the Committee for an Award, it shall:

	(i) designate the Performance Period and all Participants for such Performance Period;

	(ii) designate the Peer Group (as defined below in Section 5.2);
and

	(iii) establish the objective performance factors for all Participants for that Performance Period on the basis of cumulative total return to stockholders compared to preselected peer groups.

f.	Following the close of each Performance Period and prior to payment of any amount to any Participant under the Plan, the Committee must certify in writing as to the attainment of the performance factors upon which any payments to Participants for that Performance Period are to be based.

g.	Each of the foregoing provisions, and all of the other terms and conditions of the Plan as it applies to any Award, shall be interpreted in such a fashion so as to qualify all compensation paid thereunder as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.

ARTICLE IV. ELIGIBILlTY AND PARTICIPATION

4.1	Eligibility. The Plan is unfunded and is maintained by the Company for a select group of management or highly compensated employees. In order to be eligible to participate in the Plan, an employee of the Company or of its Affiliates must be selected by the Committee. In determining the employees who will participate in the Plan, the Committee may take into account the nature of the services rendered by the respective employees, their present and potential contributions to the success of the Company and such other factors as the Committee, in its sole discretion, shall deem relevant. A director of the Company or of an Affiliate who is not also an employee of the Company or an Affiliate, and all members of the Committee, shall not be eligible to participate in the Plan.

4.2	Participation. The Committee shall determine the employees to be granted an Award, the amount of each Award, the time or times when Awards will be made, the period of time over which such Awards are intended to be earned, and all other terms and conditions of each Award. The provisions of the Awards need not be the same with respect to any recipient of an Award (the "Participant") or with respect to different Participants, except that the performance goals applicable to each Award shall be established in the same manner, as described below in Section 5.2. The Committee's decision to approve an Award to an employee in any year shall not require the Committee to approve a similar Award or any Award at all to that employee or any other employee or person at any future date. The Company and the Committee shall not have any obligation for uniformity of treatment of any person, including, but not limited to, Participants and their legal representatives and beneficiaries and employees of the Company or of any Affiliate.

4.3	Award Agreement. Any employee selected for participation by the
Committee shall, as a condition of participation, enter into a written agreement with the Company setting forth the terms and conditions of the Award (the "Award Agreement"). A separate Award
Agreement will be provided to each Participant for each Award.

4.4	Employment. In the absence of any specific agreement to the contrary, no Award to a Participant under the Plan shall affect any right of the Company, or of any Affiliate of the Company, to terminate, with or without cause, the Participant's employment with the Company or any Affiliate at any time. Neither the establishment of the Plan, nor the granting of any Award hereunder, shall give any Participant (a) any rights to remain employed by the Company or any Affiliate; (b) any benefits not specifically provided for herein or in any Award granted hereunder; or, (c) any rights to prevent the Company or any Affiliate from modifying, amending or terminating any of its other benefit plans of any nature whatsoever.

ARTICLE V. AWARDS

5.1	General. The Committee shall determine the Award or Awards to be made
to each Participant, and each Award shall be subject to the terms and conditions of the Plan and the applicable Award Agreement. An Award shall be made solely in the form of a statement of a dollar amount based on attaining a specified goal, subject to an increase or reduction in such amount based on exceeding or failing to meet the goal, as described below in Section 5.2. Awards may be granted singly or in combination, or in addition to, in tandem with or in substitution for any grants or rights under any other employee or compensation plan of the Company or of any Affiliate. Awards may provide that more or less than 100% of the amount stated therein may be earned upon satisfaction of the conditions provided for therein, subject to the terms and conditions of the Plan. All or part of an Award may be subject to conditions and forfeiture provisions established by the Committee, and set forth in the Award Agreement.

5.2	Awards. Subject to the discretion of the Committee to reduce an
Award, as provided below in Section 5.4, the payment to be made to a Participant on account of an Award shall be determined based on total shareholder return ranked against a peer group in the following manner:

	(i) The Committee shall designate a number of companies listed on the New York Stock Exchange or American Stock Exchange, or quoted on NASDAQ, selected by the Committee in its sole discretion as comparable to the Company (the "Peer Group"). In the event any Peer
Group companies are not thereafter listed on either the New York
Stock Exchange or American Stock Exchange, or quoted on NASDAQ, during the Performance Period, such companies will drop out of the Peer Group, and the size of the Peer Group shall be reduced accordingly.

	(ii) The Committee shall determine fair market value of a share of the voting common stock of each company in the Peer Group, and of the Company, as of the beginning and the end of the Performance
Period. For purposes of the Plan, "fair market value" shall be (a) the average of the closing price of a company's voting common stock on the New York Stock Exchange or on the American Stock Exchange on the ten trading days designated by the Committee at the beginning and end of the Performance Period, and (b) if the voting common stock is not listed on the New York Stock Exchange or the American
Stock Exchange but is quoted on NASDAQ, the average of the last sale (National Market System) or the average between the highest bid and lowest asked prices for a share of voting common stock
(National List) as quoted on NASDAQ on the ten trading days designated by the Committee at the beginning and end of the Performance Period.

	(iii) Within thirty days after the end of any Performance Period, the Committee shall calculate the total shareholder return for each company remaining in the Peer Group and for the Company. For purposes of the Plan, "total shareholder return" shall be calculated as follows for each company in the Peer Group and for the Company. The fair market value of a share of voting common stock shall be determined for each Peer Group company and the Company at the beginning of the Performance Period (the "Beginning Value"). During the Performance Period each dividend paid by any Peer Group company and the Company shall be deemed invested in that company's voting common stock at the closing price of such stock on the date the dividend was paid. At the end of the Performance
Period, the fair market value of a share of voting common stock plus the fair market value of any additional whole or fractional share of voting common stock deemed purchased with dividends shall be determined for each remaining Peer Group company and the Company
(the "Ending Value"). In the event of stock splits or other recapitalizations (excepting stock repurchases or issuances of new stock for acquisitions), the Committee shall make such adjustment as it deems appropriate to maintain comparability between the Beginning Value and Ending Value. The percentage increase (or decrease) of Ending Value compared to Beginning Value is the total shareholder return.

	(iv) The Peer Group companies and the Company will be ranked according to total shareholder return during the Performance
Period. The Committee will apply the Company's ranking, in such manner as the Committee may determine for any Performance Period, to determine what percentage of the dollar amount specified in each Participant's individual Award Agreement shall be paid to such Participant, which may be the amount, a fraction of the amount, a multiple of the amount, or nothing, provided that the percentage shall be calculated in the same manner and using the same performance standard for all Participants.

5.3	Payment of Awards. Payment of Awards shall be made solely in cash and may be made, subject to any deferred compensation election which may be permitted pursuant to the Hormel Foods Corporation Executive
Deferred Income Plan II, at such times, with such restrictions and conditions as the Committee, in its sole discretion, may determine at the time of grant of the Awards.

5.4	Discretionary Reduction. The Committee shall retain sole and full discretion to reduce, in whole or in part, the amount of any cash payment otherwise payable to any Participant under this Plan.

ARTICLE VI. TERMINATION OF EMPLOYMENT

Each Award Agreement shall include provisions governing the disposition of an Award in the event of the retirement, disability, death or other termination of a Participant's employment with the Company or an Affiliate.

ARTICLE VII. NONTRANSFERABILITY

Except as otherwise determined by the Committee, no Award shall be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of during the time in which the requirement of continued employment or attainment of performance objectives has not been achieved. Each Award shall be paid during the Participant's lifetime only to the Participant or, if permissible under applicable law, to the Participant's legal representatives.

ARTICLE VIII. TAXES

In order to comply with all applicable federal or state income, social security, payroll, withholding or other tax laws or regulations, the Company may take such action, and may require a Participant to take such action, as it deems appropriate to ensure that all applicable federal or state income, social security, payroll, withholding or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from such Participant.

ARTICLE IX. AMENDMENT AND TERMINATION

9.1	Term of Plan. Unless the Plan shall have been discontinued or terminated as provided in Section 10.2 hereof, the Plan shall terminate on the last Saturday in October, 2003. No Awards may be granted after such termination, but termination of the Plan shall not alter or impair any rights or obligations under any Award theretofore granted, without the consent of the Participant or holder or beneficiary thereof, except as otherwise provided in the Plan or the Award Agreement.

9.2	Amendments to and Termination of Plan. Except to the extent
prohibited by applicable law and unless otherwise expressly provided in the Plan or an Award Agreement, the Committee may amend, alter, suspend, discontinue or terminate the Plan; provided, however, that notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval would cause any compensation paid pursuant to any Award granted pursuant to the Plan to no longer qualify as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.

9.3	Correction of Defects, Omissions and Inconsistencies. Except to the
extent prohibited by applicable law and unless otherwise expressly provided in the Plan or an Award Agreement, the Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, any Award or any Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan into effect.

ARTICLE X. MISCELLANEOUS

10.1	Governing Law. The Plan and any Award Agreement shall be governed by
and construed in accordance with the internal laws, and not the laws of conflicts, of the State of Delaware.

10.2	Severability. If any provision of the Plan, any Award or any Award
Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan, any Award or any Award Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, the Award or the Award Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan, any such Award or any such Award
Agreement shall remain in full force and effect.

10.3	No Trust or Fund Created. Neither the Plan nor any Award or Award
Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or of any Affiliate.

10.4	Nature of Payments. Any and all cash payments pursuant to any Award granted hereunder shall constitute special incentive payments to the Participant, and, except as hereinafter provided, such payments shall not be taken into account in computing the amount of the Participants remuneration for purposes of determining the amount of any benefit payable to or with respect to the Participant under any employee pension benefit plan or employee welfare benefit plan (as those terms are defined in section 3 of ERISA) or in any agreement between the Company (or any Affiliate) and the Participant to provide similar benefits. However, such payments shall be taken into account as if they were received ratably during the Performance Period with respect to which they relate: (i) in determining benefits under any plan or agreement which expressly provides that they shall be taken into account, and (ii) in determining benefits under the Hormel Foods Corporation Supplemental Executive Retirement Plan and the Hormel
Survivor Income Plan for Executives.

10.5	No Illegal Transactions. The Plan and any Award granted hereunder are subject to all laws and regulations of any governmental authority which may be applicable thereto; and, notwithstanding any provision of the Plan or any Award, Participants shall not be entitled to receive the benefit of any Award, and the Company and any Affiliate shall not be obligated to pay any such benefits to a Participant, if such receipt or payment of benefits would constitute a violation by the Participant or the Company or any Affiliate of any provision of any such law or regulation.

10.6	No Rights as Stockholder. Participants shall not have any rights as stockholders of the Company or any Affiliate as a result of the grant of an Award of Performance Shares hereunder.

10.7	Headings. Headings are given to the Articles and sections of the
Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

HORMEL FOODS CORPORATION
1 Hormel Place
Austin, MN 55912
PROXY
This proxy is solicited on behalf of the Board of Directors.
The undersigned hereby appoints Joel W. Johnson, Don J. Hodapp,
Gary J. Ray or a majority thereof present, or if only one be present, then that one, with full power of substitution, and hereby authorizes them to represent and to vote as designated below all the shares of Common Stock of Hormel Foods Corporation held of record by the undersigned on December 1, 1997, at the Annual Meeting of Stockholders to be held on January 27, 1998, or any adjournment thereof.

1.ELECTION OF DIRECTORS

	FOR all nominees listed below
		(except as marked to the contrary below)

	WITHHOLD AUTHORITY
	(to vote for all nominees)

John W. Allen, Ph.D., John R. Block, Eric A. Brown, James W. Cole, William S. Davila, David N. Dickson, E. Peter Gillette, Jr., Luella G. Goldberg, Don J. Hodapp, Joel W. Johnson, Geraldine M. Joseph, Stanley
E. Kerber, Joseph T. Mallof, Gary J. Ray, Robert R. Waller, M.D.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)


2.	PROPOSAL TO APPROVE THE COMPANY'S OPERATORS' SHARE
INCENTIVE
COMPENSATION PLAN.
	FOR     AGAINST     ABSTAIN

3.	PROPOSAL TO APPROVE THE COMPANY'S LONG-TERM
INCENTIVE PLAN.   FOR
    AGAINST     ABSTAIN

4.	PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG
AS THE
INDEPENDENT AUDITORS OF THE CORPORATION.
	FOR     AGAINST     ABSTAIN

5.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE
UPON SUCH
OTHER BUSINESS AS MAY PROPERLY COME
	BEFORE THE MEETING.   YES     NO

SHARES   ____________________

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR Proposals 1, 2, 3 and 4.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney,executor, administrator, trustee or guardian,please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Dated January________, 1998
_________________________________________
Signature
_________________________________________
Signature if held jointly
HORMEL FOODS CORPORATION
1 Hormel Place
Austin, MN 55912
PROXY
This proxy is solicited on behalf of the Board of Directors.
The undersigned hereby appoints Joel W. Johnson, Don J. Hodapp,
Gary J. Ray or a majority thereof present, or if only one be present, then that one, with full power of substitution, and hereby authorizes them to represent and to vote as designated below all the shares of Common Stock of Hormel Foods Corporation held of record by the undersigned on December 1, 1997, at the Annual Meeting of Stockholders to be held on January 27, 1998, or any adjournment thereof.

1.ELECTION OF DIRECTORS

	FOR all nominees listed below
		(except as marked to the contrary below)

	WITHHOLD AUTHORITY
	(to vote for all nominees)

John W. Allen, Ph.D., John R. Block, Eric A. Brown, James W. Cole, William S. Davila, David N. Dickson, E. Peter Gillette, Jr., Luella G. Goldberg, Don J. Hodapp, Joel W. Johnson, Geraldine M. Joseph, Stanley
E. Kerber, Joseph T. Mallof, Gary J. Ray, Robert R. Waller, M.D.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)


2.	PROPOSAL TO APPROVE THE COMPANY'S OPERATORS' SHARE
INCENTIVE
COMPENSATION PLAN.
	FOR     AGAINST     ABSTAIN

3.	PROPOSAL TO APPROVE THE COMPANY'S LONG-TERM
INCENTIVE PLAN.   FOR
    AGAINST     ABSTAIN

4.	PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG
AS THE
INDEPENDENT AUDITORS OF THE CORPORATION.
	FOR     AGAINST     ABSTAIN

5.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE
UPON SUCH
OTHER BUSINESS AS MAY PROPERLY COME
	BEFORE THE MEETING.   YES     NO

SHARES   ____________________

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR Proposals 1, 2, 3 and 4.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney,executor, administrator, trustee or guardian,please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Dated January________, 1998
_________________________________________
Signature
_________________________________________
Signature if held jointly